EXHIBIT 99.1


FROM:             THE WARNACO GROUP, INC.
                  90 Park Avenue, 26th Floor
                  New York, NY 10016
                  Contact:  Stanley P. Silverstein Tel: (212) 287-8455

                  Rubenstein Associates, Inc.
                  Public Relations-
                  Contact:          Howard J. Rubenstein Tel: (212) 843-8080
                                    Gerald McKelvey      Tel: (212) 843-8013

                 WARNACO REPORTS FIRST QUARTER 2001 RESULTS


         NEW YORK, NEW YORK, May 22, 2001 - The Warnaco Group, Inc. (NYSE:WAC) today announced its financial results for the first quarter of fiscal 2001, the period ended April 7, 2001.

         Net revenues for the first quarter of fiscal 2001 were $499.2 million, down from $607.1 million in the first quarter of fiscal 2000. The decrease resulted in part from lower sales of off-price and close-out merchandise, as well as 19 fewer Warnaco outlet stores. Inventory was lower by $204 million year over year reflecting inventory write-offs and reductions of inventory.

         Income (loss) before cumulative effect of accounting change was ($62.5) million, or ($1.18) per diluted share on a weighted average of 53.2 million common shares outstanding, compared to income (loss) before cumulative effect of accounting change of $27.1 million, or $0.51 per diluted share on a weighted average of 53.4 million common shares outstanding, in the first quarter last year. The primary reason for the decline was a decrease of $45.7 million in investment income related to last year's non-operating gain on the sale of Interworld Corporation stock, an increase in interest expense of $30.1 million ($63.9 million in fiscal 2001 compared to $33.8 million last year) related to the higher cost of borrowing and amortization of the financing fees associated with the Company's bank refinancing in fiscal 2000 and the decrease in operating profit of $27.1 million ($7.3 million this year compared to $34.4 million last year), partially offset by a lower tax provision of $13.4 million ($2.9 million this year versus $16.3 million last year).

         The fiscal 2000 first quarter results have been restated to conform to the adjusted quarterly results reported in the Company's Annual Report on Form 10-K for fiscal 2000. In addition, as a result of the Company's 52/53 week fiscal year, 2001 results include a 14 week quarter compared to 13 weeks in fiscal 2000.

         The Warnaco Group, Inc., headquartered in New York, is a leading manufacturer of intimate apparel, menswear, jeanswear, swimwear, mens' and women's sportswear, better dresses, fragrances and accessories sold under such brands as Warner's(R), Olga(R), Fruit of the Loom(R) bras, Van Raalte(R), Lejaby(R), Weight Watchers(R), Bodyslimmers, Izka(R), Chaps by Ralph Lauren(R), Calvin Klein(R) men's, women's and children's underwear, men's accessories, and men's, women's, junior women's and children's jeans, Speedo(R)/Authentic Fitness men's, women's and children's swimwear, sportswear and swimwear, sportswear and swim accessories, Polo by Ralph Lauren(R) women's and girls' swimwear, Oscar de la Renta(R), Anne Cole(R), Cole of California(R) and Catalina(R) swimwear, A.B.S. by Allen Schwartz(R) women's sportswear and better dresses and Penhaligon's(R) fragrances and accessories.